ITEM 2. CODE OF ETHICS.
The Registrant adopted a Code of Ethics for Senior Financials Officers (the "Code") on October 17, 2003, which is available on the Registrant's website at www.barings.com/mci. During the period covered by this Form N-CSR, there were no amendments to, or waivers from, the Code.
ITEM 3. AUDIT COMMITTEE FINANCIAL EXPERT.
The Registrant's Board of Trustees has determined that Ms. Barbara M. Ginader, a Trustee of the Registrant and a member of its Audit Committee, is an audit committee financial expert. Ms. Ginader is "independent" for purposes of this Item 3 as required by applicable regulation.
ITEM 4. PRINCIPAL ACCOUNTANT FEES AND SERVICES.
The Registrant has engaged its principal accountant, KPMG LLP, to perform audit services, audit-related services, tax services and other services during the past two fiscal years. The following table details the aggregate fees billed or expected to be billed for each of the last two fiscal years by KPMG LLP.
Fees Billed to the Registrant:

	KPMG LLP	KPMG LLP
	Year Ended December 31, 2022	Year Ended December 31, 2021
Audit Fees	$165,000	$150,000
Audit-Related Fees	—	—
Tax Fees	62,000	61,000
All Other Fees	—	—
Total Fees	$227,000	$211,000
Non-Audit Fees Billed to Barings and MassMutual:

	KPMG LLP	KPMG LLP
	Year Ended December 31, 2022	Year Ended December 31, 2021
Audit-Related Fees	$2,154,000	$2,042,000
Tax Fees	16,828,000	15,073,000
All Other Fees	1,519,000	231,000
Total Fees	$20,501,000	$17,346,000

The category "Audit Fees" refers to performing an audit of the Registrant's annual financial statements or services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements for those fiscal years. The category "Audit-Related Fees" reflects fees billed by KPMG LLP for various non-audit and non-tax services rendered to the Registrant, Barings and MassMutual, such as a SOC - 1 review, consulting and agreed upon procedures reports. Preparation of Federal, state and local income tax and tax compliance work are representative of the fees reported in the "Tax Fees" category. The category "All Other Fees" represents fees billed by KPMG LLP for consulting rendered to the Registrant, Barings and MassMutual.

The Sarbanes-Oxley Act of 2002 and its implementing regulations allow the Registrant's Audit Committee to establish a pre-approval policy for certain services rendered by the Registrant's principal accountant. During 2022, the Registrant's Audit Committee approved all of the services rendered to the Registrant by KPMG LLP and did not rely on such a pre-approval policy for any such services.

The Audit Committee has also reviewed the aggregate fees billed for professional services rendered by KPMG LLP for 2021 and 2022 for the Registrant and for the non-audit services provided to Barings, and Barings' parent, MassMutual. As part of this review, the

Audit Committee considered whether the provision of such non-audit services was compatible with maintaining the principal accountant's independence.

The 2021 fees billed represent final 2021 amounts, which may differ from the preliminary figures available as of the filing date of the Registrant's 2022 Annual Form N-CSR and includes, among other things, fees for services that may not have been billed as of the filing date of the Registrant's 2022 Annual Form N-CSR, but are now properly included in the 2021 fees billed to the Registrant, Barings and MassMutual.

ITEM 5. AUDIT COMMITTEE OF LISTED REGISTRANTS.

The Registrant maintains an Audit Committee composed exclusively of Trustees of the Registrant who qualify as "independent" Trustees under the current listing standards of the New York Stock Exchange and the rules of the U.S. Securities and Exchange Commission. The Audit Committee operates pursuant to a written Audit Committee Charter, which is available (1) on the Registrant's website, www.barings.com/mci; and (2) without charge, upon request, by calling, toll-free 866-399-1516. The current members of the Audit Committee are Michael H. Brown, Barbara M. Ginader, Edward P. Grace, III, Susan B. Sweeney and Maleyne M. Syracuse.
ITEM 6. SCHEDULE OF INVESTMENTS
A schedule of investments for the Registrant is included as part of this report to shareholders under Item 1 of this Form N-CSR.
ITEM 7. DISCLOSURE OF PROXY VOTING POLICIES AND PROCEDURES FOR CLOSED-END MANAGEMENT INVESTMENT COMPANIES.
Summary of Barings’ Global Proxy Voting Policy:
Barings understands that the voting of proxies is an integral part of its investment management responsibilities and believes, as a general principle, that proxies should be acted upon (voted or abstained) solely in the best interest of its clients (i.e. in a manner believed by Barings to best pursue a client’s investment objectives). To implement this general principle, Barings engages a proxy service provider (“Service Provider”) that is responsible for processing and maintaining records of proxy votes. In addition, the Service Provider, a recognized authority on proxy voting and corporate governance, provides research and recommendations (including environmental, social and governance topics) on proxies to Barings as its research provider (the “Research Provider”). It is Barings’ Global Proxy Voting Policy to generally vote all Client proxies for which it has proxy voting discretion in accordance with the recommendations of the Research Provider or with the Research Provider’s proxy voting guidelines (“Guidelines”), in absence of a recommendation. In circumstances where the Research Provider has not provided a recommendation or has not contemplated an issue within its Guidelines, the proxy will be analyzed on a case-by-case basis.
Barings recognizes that there are times when it is in the best interest of clients to vote proxies (i) against the Research Provider’s recommendations or (ii) in instances where the Research Provider has not provided a recommendation vote against the Guidelines. Barings can vote, in whole or in part, against the Research Provider’s recommendations or Guidelines, as it deems appropriate. The procedures set forth in the Global Proxy Voting Policy are designed to ensure that votes against the Research Provider’s recommendations or Guidelines are made in the best interests of clients and are not the result of any material conflict of interest (“Material Conflict”). For purposes of the Global Proxy Voting Policy, a Material Conflict is defined as any position, relationship or interest, financial or otherwise, of Barings or a Barings associate that could reasonably be expected to affect the independence or judgment concerning proxy voting.
Summary of Barings’ Proxy Voting Procedures:
Typically, Barings will vote all client proxies for which it has proxy voting discretion, where no Material Conflict exists, in accordance with the Research Provider’s recommendations or Guidelines, unless (i) Barings is unable or determines not to vote a proxy in accordance with the Global Proxy Voting Policy or (ii) an authorized investment person or designee (a “Proxy Analyst”) determines that it is in the client’s best interests to vote against the Research Provider’s recommendations or Guidelines. In such cases where a Proxy Analyst believes a proxy should be voted against the Research Provider’s recommendations or Guidelines, the Proxy Team will vote the proxy in accordance with the Proxy Analyst’s recommendation as long as (i) no other Proxy Analyst disagrees with such recommendation; and (ii) no known Material Conflict is identified by the Proxy Analyst(s) or the Proxy Team. If a Material Conflict is identified by a Proxy Analyst or the proxy administrator, the proxy will be submitted to the Governance and Conflicts Committee to determine how the proxy is to be voted in order to achieve that client’s best interests.
No associate, officer, director or board of managers/directors of Barings or its affiliates (other than those assigned such responsibilities under the Global Proxy Voting Policy) can influence how Barings votes client proxies, unless such person has been requested to provide assistance by a Proxy Analyst or Governance and Conflicts Committee member and has disclosed any known Material

Conflict. Pre-vote communications with proxy solicitors are prohibited. In the event that pre-vote communications occur, it should be reported to the Governance and Conflicts Committee or Barings’ Chief Compliance Officer prior to voting. Any questions or concerns regarding proxy-solicitor arrangements should be addressed to Barings’ Chief Compliance Officer.
Investment management agreements generally delegate the authority to vote proxies to Barings in accordance with Barings’ Global Proxy Voting Policy. In the event an investment management agreement is silent on proxy voting, Barings should obtain written instructions from the client as to their voting preference. However, when the client does not provide written instructions as to their voting preferences, Barings will assume proxy voting responsibilities. In the event that a client makes a written request regarding voting, Barings will vote as instructed.
Obtaining a Copy of the Proxy Voting Policy
Clients can obtain a copy of Barings’ Proxy Voting Policy and information about how Barings voted proxies related to their securities, free of charge, by contacting the Chief Compliance Officer, Barings LLC, 300 South Tryon, Charlotte, NC 28202, or calling toll-free, 1-877-766-0014.

ITEM 8. PORTFOLIO MANAGERS OF CLOSED-END MANAGEMENT INVESTMENT COMPANIES.

The following disclosure item is made as of the date of this Form N-CSR unless otherwise indicated.

PORTFOLIO MANAGER. Christina Emery serves as the President of the Registrant (since January 2020) and as one of its Portfolio Managers. Ms. Emery began her service to the Registrant in 2017 as a Vice President. With over 18 years of industry experience, Ms. Emery is a senior member of Barings’ Global Private Finance Group. She is responsible for originating, executing and monitoring North American private finance investments with management responsibilities. Prior to joining Barings in 2005, she held a position in investment banking at Legg Mason and had various operations roles at Abbott Laboratories. Ms. Emery holds a B.S. from the University of Virginia and an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia. Ms. Emery also serves as President of Barings Participation Investors, another closed-end management investment company advised by Barings.

PORTFOLIO MANAGEMENT TEAM. Ms. Emery has primary responsibility for overseeing the investment of the Registrant’s portfolio, with the day-to-day investment management responsibility of the Registrant’s portfolio being shared with the following Barings’ investment professional (together with the Portfolio Manager, the “Portfolio Team”).

Sean Feeley is responsible for the day-to-day management of the Registrant’s public high yield and investment grade fixed income portfolio. Mr. Feeley has been a Vice President of the Registrant since 2011. He is a portfolio manager for Barings’ U.S. High Yield Investments Group. He is also a member of the firm’s U.S. High Yield Investment Committee and the Global High Yield Allocation Committee. Mr. Feeley is responsible for the portfolio management of various high yield bond total return strategies. Mr. Feeley has worked in the industry since 1996 and his experience has encompassed the credit market across a variety of industries. Prior to joining Barings in 2003, he worked at Cigna Investment Management in project finance and at Credit Suisse, where he worked in the leveraged finance group. Mr. Feeley holds a B.S. in Accounting from Canisius College (magna cum laude) and an M.B.A. from Cornell University. He is a Certified Public Accountant (inactive) and member of the CFA Institute. Mr. Feeley also serves as Vice President of Barings Participation Investors and President of Barings Global Short Duration High Yield Fund, both closed-end management investment companies advised by Barings.

OTHER ACCOUNTS MANAGED BY THE PORTFOLIO TEAM. The members of the Registrant's Portfolio Team also have primary responsibility for the day-to-day management of other Barings advisory accounts, including, among others, closed-end and open-end investment companies, private investment funds, MassMutual-affiliated accounts, as well as separate accounts for institutional clients. These advisory accounts are identified below.

Portfolio Team	Account Category	Total Number of Accounts	Approximate Total Asset Size[1,2]	Numbers of Accounts with Performance-Based Advisory Fee	Approximate Asset Size of Performance-Based Advisory Fee Accounts[1,2]
Christina Emery	Registered Investment Companies	1	$184	0	$—
	Other Pooled Investment Vehicles	6	$233	0	$—
	Other Accounts	12	$1,256	0	$—

Sean Feely	Registered Investment Companies	7	$1,389	0	$—
	Other Pooled Investment Vehicles	8	$2,785	0	$—
	Other Accounts	24	$4,113	0	$—

1    Account assets have been calculated as of December 31, 2022.
2    Account size in millions.

MATERIAL CONFLICTS OF INTEREST. The potential for material conflicts of interest may exist as the members of the Portfolio Management Team have responsibilities for the day-to-day management of multiple advisory accounts. These conflicts may be heightened to the extent the individual, Barings and/or an affiliate has an investment in one or more of such accounts. Barings has identified (and summarized below) areas where material conflicts of interest are most likely to arise, and has adopted policies and procedures that it believes are reasonable to address such conflicts.

Transactions with Affiliates: From time to time, Barings or its affiliates, including MassMutual and its affiliates acts as principal, buys securities or other investments for itself from or sells securities or other investments it owns to its advisory clients. Likewise, Barings can either directly or on behalf of MassMutual, purchase and/or hold securities or other investments that are subsequently sold or transferred to advisory clients. Barings has a conflict of interest in connection with a transaction where it or an affiliate is acting as principal since it has an incentive to favor itself or its affiliates over its advisory clients in connection with the transaction. To address the conflicts of interest, Barings has adopted a Global Principal Transactions, Cross Trades and Other Affiliated Transactions Policy, which ensures any such transaction is consistent with Barings’ fiduciary obligations to act in the best interests of its clients, including its ability to obtain best execution in connection with the transaction, and is in compliance with applicable legal and regulatory requirements.

Cross Trades: For some of its advisory clients, Barings can effect cross-trades whereby one advisory client buys securities or other investments from or sells securities or other investments to another advisory client. Barings can also effect cross-trades involving advisory accounts or funds in which it or its affiliates, including MassMutual, and their respective employees, have an ownership interest or for which Barings is entitled to earn a performance fee. When Barings effects cross-trades there is an inherent conflict of interest since Barings has an incentive to favor the advisory client or fund in which it or its affiliate has an ownership or economic interest and/or is entitled to a performance fee. In order to address this conflict of interest, cross trades involving advisory client accounts are required to comply with Barings Global Principal Transactions, Cross Trades and Other Affiliated Transactions Policy, which ensures any affiliated transaction is consistent with all applicable regulatory requirements governing such transactions and with Barings’ fiduciary obligations to the clients involved in any such transactions.

Loan Origination Transactions: While Barings or its affiliates generally do not act as an underwriter or member of a syndicate in connection with a securities offering, Barings or its affiliates (or an unaffiliated entity in which Barings or its affiliates have an ownership interest) can act as an underwriter, originator, agent, or member of a syndicate in connection with the origination of senior secured loans or other lending arrangements with borrowers, where such loans are purchased by Barings advisory clients during or after the original syndication. Barings advisory clients purchase such loans directly from Barings or its affiliates (or an unaffiliated entity in which Barings or its affiliates have an ownership interest) or from other members of the lending syndicate. In connection with such loan originations, Barings or its affiliates, either directly or indirectly, receive underwriting, origination, or agent fees. As a result, Barings has a conflict of interest in connection with such loan origination transactions since it has an incentive to base its investment recommendation to its advisory clients on the amount of compensation, underwriting, origination or agent fees it would receive rather than on its advisory clients’ best interests. To address the conflict of interest, Barings has adopted a Global Principal Transactions, Cross Trades and Other Affiliated Transactions Policy, which ensures any such transaction is consistent with Barings’ fiduciary obligations to act in the best interests of its clients, including its ability to obtain best execution in connection with the transaction, and is in compliance with applicable legal and regulatory requirements.

Investments by Advisory Clients: Barings has the ability to invest client assets in securities or other investments that are also held by (i) Barings or its affiliates, including MassMutual, (ii) other Barings advisory accounts, (iii) funds or accounts in which Barings or its affiliates or their respective employees have an ownership or economic interest or (iv) employees of Barings or its affiliates. Barings also has the ability, on behalf of its advisory clients, to invest in the same or different securities or instruments of issuers in which (a) Barings or its affiliates, including MassMutual, (b) other Barings advisory accounts, (c) funds or accounts in which Barings, its affiliates, or their respective employees have an ownership or economic interest or (d) employees of Barings or its affiliates, have an ownership interest as a holder of the debt, equity or other instruments of the issuer. Barings has a conflict of interest in connection with any such transaction since investments by its advisory clients can directly or indirectly benefit Barings and/or its affiliates and employees by potentially increasing the value of the securities or instruments it holds in the issuer. Any investment by Barings on behalf of its advisory clients will be consistent with its fiduciary obligations to act in the best interests of its advisory clients, and otherwise be consistent with such clients’ investment objectives and restrictions.
Barings or its affiliates can recommend that clients invest in registered or unregistered investment companies, including private investment funds such as hedge funds, private equity funds or structured funds (i) advised by Barings or an affiliate, (ii) in which Barings, an affiliate or their respective employees has an ownership or economic interest or (iii) with respect to which Barings or an affiliate has an interest in the entity entitled to receive the fees paid by such funds. Barings has a conflict of interest in connection with any such recommendation since it has an incentive to base its recommendation to invest in such investment companies or private funds on the fees that Barings or its affiliates would earn as a result of the investment by its advisory clients in the investment companies or private funds. Any recommendation to invest in a Barings advised fund or other investment company will be consistent with Barings’ fiduciary obligations to act in the best interests of its advisory clients, consistent with such clients’ investment objectives and restrictions. In certain limited circumstances, Barings offers to clients that invest in private investment funds that it advises an equity interest in entities that receive advisory fees and carried profits interest from such funds.

Employee Co-Investment: Barings permits certain of its portfolio managers and other eligible employees to invest in certain private investment funds advised by Barings or its affiliates and/or share in the performance fees received by Barings from such funds. If the portfolio manager or other eligible employee was responsible for both the portfolio management of the private fund and other Barings advisory accounts, such person would have a conflict of interest in connection with investment decisions since the person has an incentive to direct the best investment ideas, or to allocate trades, in favor of the fund in which he or she is invested or otherwise entitled to share in the performance fees received from such fund. To address the conflicts of interest, Barings has adopted a Global Side by Side Management and Other Conflicts Policy which requires, among others things, that Barings treat each of its advisory clients in a manner consistent with its fiduciary obligations and prohibits Barings from favoring any particular advisory account as a result of the ownership or economic interests of Barings, its affiliates or employees, in such advisory account. Any investment by a Barings employee in one of its private funds is also governed by Barings’ Global Employee Co-Investment Policy, which ensures that any co-investment by a Barings employee is consistent with Barings’ Global Code of Ethics Policy, as summarized above.

Management of Multiple Accounts: As noted above, Barings’ portfolio managers are often responsible for the day-to-day management of multiple accounts, including, among others, separate accounts for institutional clients, closed-end and open-end registered investment companies, and/or private investment funds (such as hedge funds, private equity funds and structured funds), as well as for proprietary accounts of Barings and its affiliates, including MassMutual and its affiliates. The potential for material conflicts of interest exist whenever a portfolio manager has responsibility for the day-to-day management of multiple advisory accounts. These conflicts are heightened to the extent a portfolio manager is responsible for managing a proprietary account for Barings or its affiliates or where the portfolio manager, Barings and/or an affiliate has an investment in one or more of such accounts or an interest in the performance of one or more of such accounts (e.g., through the receipt of a performance fee).

Investment Allocation: Such potential conflicts include those relating to allocation of investment opportunities. For example, it is possible that an investment opportunity is suitable for more than one account managed by Barings, but is not available in sufficient quantities for all accounts to participate fully. Similarly, there can be limited opportunity to sell an investment held by multiple accounts. A conflict arises where the portfolio manager has an incentive to treat an account preferentially because the account pays Barings or its affiliates a performance-based fee or the portfolio manager, Barings or an affiliate has an ownership or other economic interest in the account. As noted above, Barings also acts as an investment manager for certain of its affiliates, including MassMutual.

These affiliate accounts sometimes co-invest jointly and concurrently with Barings’ other advisory clients and therefore share in the allocation of such investment opportunities. To address the conflicts of interest associated with the allocation of trading and investment opportunities, Barings has adopted a Global Investment Allocation Policy and trade allocation procedures that govern the allocation of portfolio transactions and investment opportunities across multiple advisory accounts, including affiliated accounts, which are summarized below under Item 12 – Brokerage Practices, Global Investment Allocation Policy. In addition, as noted above, to address the conflicts, Barings has adopted a Global Side by Side Management and Other Conflicts Policy which requires, among others things, that Barings treat each of its advisory clients in a manner consistent with its fiduciary obligations and prohibits Barings from favoring any particular advisory account as a result/ of the ownership or economic interests of Barings, its affiliates or employees, in such advisory accounts. Any investment by a Barings employee in one of its private funds is also governed by Barings’ Global Employee Co-Investment Policy, which ensures that any co-investment by a Barings employee is consistent with Barings’ Global Code of Ethics Policy, as summarized above.

Personal Securities Transactions; Short Sales: Potential material conflicts of interest also arise related to the knowledge and timing of an account’s trades, investment opportunities and broker or dealer selection. Barings and its portfolio managers have information about the size, timing and possible market impact of the trades of each account they manage. It is possible that portfolio managers could use this information for their personal advantage and/or to the advantage or disadvantage of various accounts which they manage. For example, a portfolio manager could cause a favored account to “front run” an account’s trade or sell short a security for an account immediately prior to another account’s sale of that security. To address these conflicts, Barings has adopted policies and procedures, including a Global Short Sale Policy, which ensures that the use of short sales by Barings is consistent with Barings’ fiduciary obligations to its clients, a Global Side by Side Management and Other Conflicts Policy, which requires, among other things, that Barings treat each of its advisory clients in a manner consistent with its fiduciary obligations and prohibits Barings from favoring any particular account as a result of the ownership or economic interest of Barings, its affiliates or employees and a Global Code of Ethics Policy, as summarized above.

Trade Errors: Potential material conflicts of interest also arise if a trade error occurs in a client account. A trade error is deemed to occur if there is a deviation by Barings from the applicable standard of care in connection with the placement, execution or settlement of a trade for an advisory account that results in (1) Barings purchasing assets not permitted or authorized by a client’s investment advisory agreement or otherwise failing to follow a client’s specific investment directives; (2) Barings purchasing or selling the wrong security or the wrong amount of securities on behalf of a client’s account; or (3) Barings purchasing or selling assets for, or allocating assets to, the wrong client account. When correcting these errors, conflicts of interest between Barings and its advisory accounts arise as decisions are made on whether to cancel, reverse or reallocate the erroneous trades. In order to address the conflicts, Barings has adopted a Global Client Account Errors Policy governing the resolution of trading errors, and will follow the Global Client Account Errors Policy in order to ensure that trade errors are handled promptly and appropriately and that any action taken to remedy an error places the interest of a client ahead of Barings’ interest.

Best Execution; Directed or Restricted Brokerage: With respect to securities and other transactions (including, but not limited to, derivatives transactions) for most of the accounts it manages, Barings determines which broker, dealer or other counterparty to use to execute each order, consistent with its fiduciary duty to seek best execution of the transaction. Barings manages certain accounts, however, for clients who limit its discretion with respect to the selection of counterparties or direct it to execute such client’s transactions through a particular counterparty. In these cases, trades for such an account in a particular security or other transaction can be placed separately from, rather than aggregated with, those in the same security or transaction for other accounts. Placing separate transaction orders for a security or transaction can temporarily affect the market price of the security or transaction or otherwise affect the execution of the transaction to the possible detriment of one or more of the other account(s) involved. Barings has adopted a Global Best Execution Policy and a Global Directed or Restricted Brokerage Policy which are summarized below under Item 12 –Brokerage Practices, Counterparty Selection/Recommendations and Directed/Restricted Brokerage.

As discussed above, Barings employees have the ability to trade in securities that are purchased, held and sold by or on behalf of Barings’ advisory clients, subject to a number of limitations. See above for a discussion of restrictions on employee personal securities transactions contained in Barings’ Global Code of Ethics.

Barings and its portfolio managers or employees have other actual or potential conflicts of interest in managing an advisory account, and the list above is not a complete description of every conflict of interest that could be deemed to exist.

COMPENSATION. Compensation packages at Barings are structured such that key professionals have a vested interest in the continuing success of the firm. Portfolio managers’ compensation is comprised of base salary and a discretionarily allocated incentive bonus, which includes a performance-driven annual bonus, and may include a deferred long-term incentive bonus and also may contain a performance fee award. As part of the firm’s continuing effort to monitor retention, Barings participates in annual compensation surveys of investment management firms to ensure that Barings’ compensation is competitive with industry norms.

Base Salary

The base salary component is generally positioned at mid-market. Increases are tied to market, individual performance evaluations and budget constraints.

Annual Bonus - Short Term Incentive (STI)

The annual bonus pool applies to all associates in the firm. Factors impacting the potential bonuses include but are not limited to: (i) investment performance of funds/accounts managed by a portfolio manager, (ii) financial performance of Barings, (iii) client satisfaction and (iv) teamwork. STI is typically paid in February/March following the performance year for which the award is based.

Long-Term Incentives (LTI)

Barings’ long-term incentives are designed to share the long-term success of the firm and take the form of deferred cash awards, which may include an award that resembles phantom restricted stock; linking the value of the award to a formula including Barings’ overall earnings. A voluntary separation of service will generally result in a forfeiture of unvested LTI awards.

BENEFICIAL OWNERSHIP: As of December 31, 2022, members of the Portfolio Management Team, beneficially owned the following dollar range of equity securities in the Registrant:

Portfolio Management Team:         Dollar Range of Beneficially Owned* Equity Securities of the Registrant:

Christina Emery                 $10,001-50,000
Sean Feeley                 $0
* Beneficial ownership has been determined in accordance with Rule 16(a)-1(a)(2) under the Securities Exchange Act of 1934, as amended. (Shares "beneficially owned" include the number of shares of the Registrant represented by the value of a Registrant-related investment option under Barings' non-qualified deferred compensation plan for certain officers of Barings (the "Plan"). The Plan has an investment option that derives its value from the market value of the Registrant's shares. However, neither the Plan nor the participant in the Plan has an actual ownership interest in the Registrant's shares.)
ITEM 9. PURCHASES OF EQUITY SECURITIES BY CLOSED-END MANAGEMENT INVESTMENT COMPANY AND AFFILIATED PURCHASERS.
Not applicable for this filing.
ITEM 10. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
Not applicable for this filing.
ITEM 11. CONTROLS AND PROCEDURES.
(a) The principal executive officer and principal financial officer of the Registrant evaluated the effectiveness of the Registrant's disclosure controls and procedures (as defined in Rule 30a-3(c) under the Investment Company Act of 1940 (the "Act")) as of a date within 90 days of the filing date of this report and based on that evaluation have concluded that such disclosure controls and procedures are effective to provide reasonable assurance that material information required to be disclosed by the Registrant on Form N-CSR is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms.
(b) There were no changes in the Registrant's internal control over financial reporting (as defined in Rule 30a-3(d) under the Act) during the Registrant's second fiscal half year that have materially affected, or are reasonably likely to materially affect, the Registrant's internal control over financial reporting.
ITEM 12. DISCLOSURE OF SECURITIES LENDING ACTIVITIES FOR CLOSED-END MANAGEMENT INVESTMENT COMPANIES.
(a)    Not applicable.
(b)    Not applicable.